Articles of Amendment
to
Articles of Incorporation
of

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS
2015 FEB 06 AM 10: 17

TPT Global Tech, Inc.

(Name of Corporation as currently filed with the Florida Dept. of State)

M83184

(Document Number of Corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

N/A

The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."

B. Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

501 W. Broadway
Suite 800
San Diego, CA 92101

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

same as above

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent N/A

_______________ *(Florida street address)*

New Registered Office Address: _______________ *(City)*, Florida _______________ *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

____
Signature of New Registered Agent, if changing

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe
X Remove	V	Mike Jones
X Add	SV	Sally Smith

Type of Action (Check One)	Title	Name	Address
1) ☑ Change ☐ Add ☐ Remove	VD	Anthony Thompson	501 W. Broadway Suite 800 San Diego, CA 82101
2) ☐ Change ☐ Add ☐ Remove			
3) ☐ Change ☐ Add ☐ Remove			
4) ☐ Change ☐ Add ☐ Remove			
5) ☐ Change ☐ Add ☐ Remove			
6) ☐ Change ☐ Add ☐ Remove			

E. **If amending or adding additional Articles, enter change(s) here:**
(Attach *additional sheets, if necessary). (Be specific)*

Article IV is amended by the written consent of a majority of the issued and outstanding common stock (there being no Preferred Stock outstanding). Article IV is amended as to the Preferred Stock to read as follows:

The number of shares of Preferred Stock authorized to issue is: 100,000,000 @ $0.001 par value, in such classes or series and with such Rights and Privileges as the Board may declare by filing a Certificate of Designation of a Series or Class of Preferred Stock.

The Certificates of Designation of Series A and Series B Preferred Stock are attached hereto as Exhibits A and B and made a part hereof and incorporated herein by this reference.

Common Stock shall remain as previously authorized.

F. **If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:**
(if not applicable, indicate N/A)

The date of each amendment(s) adoption: January 15, 2015, if other than the date this document was signed.

Effective date if applicable: January 15, 2015

(no more than 90 days after amendment file date)

Adoption of Amendment(s) **(CHECK ONE)**

☑ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval

by a majority."

(voting group)

☐ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated 2-3-15

Signature Stephen J. Thomas III

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Stephen J. Thomas, III

(Typed or printed name of person signing)

CEO/President

(Title of person signing)

CERTIFICATE OF DESIGNATION OF
SERIES B PREFERRED CONVERTIBLE STOCK

OF

TPT GLOBAL TECH, INC.

It is hereby certified that:

1. The name of the Company (hereinafter called the "Company") is TPT Global Tech, Inc., a Florida corporation.

2. The Certificate of Incorporation of the Company authorizes the issuance of One Hundred Million (100,000,000) shares of preferred stock, $0.001 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more Series by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of Preferred Stock:

RESOLVED, that Three Million (3,000,000) of the One Hundred Million (100,000,000) authorized shares of Preferred Stock of the Company shall be designated Series B Preferred Stock, $0.001 par value per share, and shall possess the rights and preferences set forth below:

Section 1. Designation and Amount. The shares of such series shall have $0.001 par value per share and shall be designated as Series B Preferred Stock (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be Three Million (3,000,000).

Section 2. Rank. The Series B Preferred Stock shall rank: (i) senior to any other Series or series of outstanding Preferred Shares or series of capital stock of the Company; (ii) prior to all of the Company's Common Stock, $0.001 par value per share ("Common Stock"); (iii) prior to any Series or series of capital stock of the Company hereafter created (collectively, with the Common Stock and the Existing Preferred Stock, "Junior Securities"). In each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

Section 3. Dividends. The Series B Preferred Stock shall bear no dividend.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series B Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any Certificate of Designation, and prior in preference to any distribution to Junior Securities, an amount per share equal to $2.00 per share. If upon the occurrence

of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series B Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series B Preferred Stock, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series B Preferred Stock, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

(b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

Section 5. Conversion. The record Holders of this Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights").

(a) *Right to Convert.* Each record Holder of Series B Preferred Stock shall be entitled (at the times and in the amounts set forth below), and subject to the Company's right of redemption set forth in Section 6(a), at the office of the Company or any transfer agent for the Series B Preferred Stock (the "Transfer Agent"), to convert shares of Series B Preferred Convertible Stock in whole or in part into Common Stock (in multiples of one (1) share of Series B Preferred Stock) as follows:

The Holders of the Series B Preferred Stock shall, collectively have the right to convert all or part of their shares into that number of authorized but unissued common shares of the Company, as follows:

Conversion to Common. The holder of Series B preferred Share may convert all or any part of the Preferred to common shares at the conversion price of $2.00 upon notice as set forth hereafter.

(b) *Mechanics of Conversion.* In order to convert Series B Preferred Stock into shares of Common Stock the Holder shall (i) fax or deliver via electronic mail on the date of conversion (the "Conversion Date") to the Company at the office of the Company or the Transfer Agent for the Series B Preferred Stock stating that the Holder elects to convert, which Notice of Conversion shall specify the date of conversion, the number of shares of Series B Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion together with a copy of the front page of each certificate to be converted, and (ii) surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificate(s) representing the Series B Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen, or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by the Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile or email, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and

telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit he disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of its results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculations shall be deemed conclusive absent manifest error.

(i) *Lost or Stolen Certificates.* Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series B Preferred Stock into Common Stock.

(ii) *Delivery of Common Stock Upon Conversion.* The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion or upon Automatic Conversion and receipt by Company or the Transfer Agent from the Holder of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or identification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

(iii) *No Fractional Shares.* If any conversion of the Series B Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

(c) *Reservation of Stock Issuable Upon Conversion.* The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series B Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) *Adjustment to Conversion Rate*

(i) *Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc.* if prior to the conversion of the Series B Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

(ii) *Adjustment Due to Merger, Consolidation, Etc.* If, prior to the conversion of all Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another Series of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets ("New Assets") which the Holder would have been entitled to receive in such transaction had the Series B Preferred Stock been convertible into New Assets from the date hereof, at the market price of such New Assets on the date of conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion price and of the number of shares of Common Stock issuable or New Assets deliverable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise here.

(iii) *No Fractional Shares.* If any adjustment under this Section 5 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

Section 6. <u>Redemption by Company</u>. None. The Company has no redemption right.

Section 7. <u>Voting Rights</u>. The Record Holders of the Series B Preferred Shares shall have the right to vote on any matter with holders of common stock voting together as one (1) Series. The Record Holders of the 3,000,000 Series B preferred Shares shall have that number of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any Regular or Special Meeting of Shareholders) equal to that number of common shares on a one (1) to one (1) basis which Florida law provides may or must be approved by vote or consent of the holder of common shares or the holders of other securities to vote, if any.

The Record Holders of the Series B Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of common shares entitled to vote at such meetings.

For purposes of determining a quorum for any Regular or Special Meeting of the shareholders, the 2,000,000 Series B Preferred Shares shall be included and shall be deemed as the equivalent of 2,000,000 shares of common stock represented in and entitled to vote at such meetings or less if some of the Series B Preferred Shares have already been converted to common shares.

Section 8. Status of Converted or Redeemed Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled, and shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series B Preferred Stock.

Section 9. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series B Preferred Stock.

TPT GLOBAL TECH, INC.

By: ______________________
President

Signed on February 3, 2015

TPT Global Tech, Inc.

By: Stephen J Thomas III
President and CEO

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

OF

TPT GLOBAL TECH, INC.

It is hereby certified that:

1. The name of the Company (hereinafter called the "Company") is TPT Global Tech, Inc., a Florida corporation.

2. The Certificate of Incorporation of the Company authorizes the issuance of Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share (herein, "Preferred Stock" or "Preferred Shares"), and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of the Preferred Shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

RESOLVED, that One Million (1,000,000) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A Preferred Stock, $0.001 par value per share, and shall possess the rights and preferences set forth below:

Section 1. Designation and Amount. The shares of the series of Preferred Stock hereby and herein created shall have $0.001 par value per share and shall be designated as Series A Preferred Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be One Million (1,000,000). The Series A Preferred Stock shall have a deemed purchase price and value of One Penny (United States Dollars) ($.01) per share.

Section 2. Rank. The Series A Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or series of capital stock of the Company; (ii) prior to all of the Company's Common Stock, $0.001 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company (collectively, with the Common Stock and all hereafter issued Preferred Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

Section 3. Dividends. The Series A Preferred Stock shall not bear dividends.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Series A Preferred Stock (each a "Holder" and collectively the "Holders") shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to $100.00 per share. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

(b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

Section 5. Conversion. The record Holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) *Right to Convert.* On and after date hereof, each record Holder of Series A Preferred Stock shall be entitled (at the times and in the amounts set forth below), at the office of the Company or any transfer agent for the Series A Preferred Stock designated by the Company to the Holders in writing (the "Transfer Agent"), to convert Series A Preferred Stock in whole into Common Stock (in multiples of one (1) share of Series A Preferred Stock) as follows:

> On and after date hereof, the Holders of the Series A Preferred Stock shall, collectively have the right to convert all of their Series A Preferred Stock when conversion is elected into that number of shares of Common Stock of the Company, determined by the following formula: 60% of the issued and outstanding common shares as computed immediately after the transaction for conversion

(b) *Mechanics of Conversion.* In order to convert Series A Preferred Stock into full shares of Common Stock, the Holder shall (i) fax or deliver via electronic mail, on or prior to 11:59 p.m., Denver, Colorado time (the "Conversion Notice Deadline") on the date of conversion (the "Conversion Date"), a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or the Transfer Agent stating that the Holder elects to convert Series A Preferred Stock into Common Stock, which Notice of Conversion shall specify the date of conversion, the number of shares of Series A Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) once converted in full (but not otherwise unless specifically requested by the Company from time to time), surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificate(s) representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; unless the Holder notifies the Company or its Transfer

Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by the Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile or email, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Price, the Company shall promptly issue to the Holder the number of shares of Common Stock that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

(i) *Lost or Stolen Certificates.* Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series A Preferred Stock into Common Stock.

(ii) *Delivery of Common Stock Upon Conversion.* The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by Company or the Transfer Agent from the Holder of all necessary documentation duly executed and in proper form required for conversion as stated in this Section 5, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. In lieu of delivering physical certificates representing Common Stock to be received by a Holder upon conversion of Series A Preferred Stock, the Company may, if the said Common Stock is not restricted from transfer and does not contain a restrictive legend, utilize the Depository Trust Company ("DTC") Fast Automated Securities Transfer program and/or the DWAC system to electronically credit the account of the Holder's prime broker with DTC for the number of shares of Common Stock to be received upon such conversion.

In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Series A Preferred Stock shall be made within three (3) business days after the Conversion Date. Without limiting a Holder's other rights at law or in equity, should delivery be later than three (3) business days after the Conversion Date, the Holder shall have the right to either (1) rescind the conversion by facsimile notice to the Company; (2) by giving a new Notice of Conversion, adjust the Conversion Price and the amount of dividends accrued and unpaid, in which case the Company shall process the conversion as if the latter notice were the original notice; or (3) accept the late delivery. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Series A Preferred Stock.

(iii) *No Fractional Shares.* If any conversion of the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded to the nearest whole share.

(iv) *Date of Conversion.* The date on which conversion occurs (the "Conversion Date") shall be deemed to be the date set forth in such Notice of Conversion, provided that the advance copy of the Notice of Conversion is faxed to the Company before 11:59 p.m., Pacific time, time, on the Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Conversion.

(c) *Reservation of Stock Issuable Upon Conversion.* The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) *Adjustment to Conversion Rate.*

(i) *Adjustment Due to Merger, Consolidation, Etc.* If, prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets ("New Assets") which the Holder would have been entitled to receive in such transaction had the Series A Preferred Stock been convertible into New Assets from the date hereof, at the market price of such New Assets on the date of conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion price and of the number of shares of Common Stock issuable or New Assets deliverable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

(iii) *No Fractional Shares.* If any adjustment under this Section 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be rounded to the nearest whole share.

(e) *Conversion Limitations* The Holder may convert its Series A Preferred Stock irrespective of the Holder's beneficial ownership of Common Stock, should any of the following events occur: (1) the Company shall either become insolvent, admit in writing its inability to pay its debts generally or as they come due, make an assignment for the benefit of creditors or commence proceedings for its dissolution, or apply for, or consent to the appointment of, a trustee, liquidator, or receiver for its or for a material part of its property or business; or (2) a trustee, liquidator or receiver shall be appointed for the Company or for a material portion of its property or business without the Company's consent and such appointment is not discharged within sixty (60) days thereafter; or (3) any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or a substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or (4) bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company by any answer, action or omission to act approve of, or default in, answering a petition filed in, such proceeding.

Section 6. Redemption by Company. The Company may redeem all or any portion of the Series A Preferred Stock by paying in cash by wire transfer the stated value of US$100.00 per share, plus all accrued and unpaid dividends on the Series A Preferred Stock to be redeemed, to the Holder pursuant to the Holder's written instructions. The Holders may convert Series A Preferred Stock until such cash has been received by the Holder, at which time Conversion Rights shall cease and the Holder shall surrender all redeemed Series A Preferred Certificates to the Company for cancellation.

Section 7. Voting Rights. The record Holders of the Series A Preferred Stock shall have the right to vote as if converted prior to the vote to an amount of shares equal to 60% of the outstanding common stock of the company on any matter with holders of Common Stock for any vote required to approve any action, which Florida law provides may or must be approved by vote or consent of the holders of other series of voting shares and the holders of Common Stock or the holders of other securities entitled to vote, if any. The Series A Preferred Stock shall be deemed to be a quorum, as in attendance for any shareholder action.

The record Holders of the Series A Preferred Stock shall be entitled to the same notice of any regular or special meeting of the shareholders of the Company as may or shall be given to holders of any other series of preferred shares and the holders of common shares entitled to vote at such meetings.

Section 8. Protective Provision. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Florida Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock.

(b) create any new class or series of stock having a preference over the Series A Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series A Preferred Stock.

In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

Section 9. Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

Section 10. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock.

Signed on February, 2015

TPT Global Tech, Inc.

By: ______________________
President and CEO